Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Becky Palumbo
               303/839-5504 ext. 316

Hallador Energy Company Announces Its Third Special Cash Dividend for 2012 DENVER, COLORADO – December 3, 2012 — Hallador Energy Company (NASDAQ: HNRG).
On November 29, 2012 the Board approved another special cash dividend of $.16 per share.

The first 2012 special cash dividend for $.14 was paid in April, the second for $.50 was paid in August and this one will be paid on December 28, 2012 to shareholders of record as of December 14, 2012.  Total dividends paid for 2012 will be $.80.  One special dividend was paid in 2010 for $.10 and one was paid in 2011 for $.12.  Including this dividend we will have returned about $29 million to shareholders since 2010.

Total shares outstanding as of the record date will be about 28.4 million resulting in a payment of about $4.5 million.

As in the past, this dividend will also apply to our 700,000 outstanding Restricted Stock Units (RSUs).

Our Board intends to continue paying dividends, provided that any future determination as to payment of dividends will depend upon our financial condition and results of operations and such other factors as are deemed relevant buy the Board, such as dividend tax rates.

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